SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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[X] Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

Navitrak International Corporation

(Name of Registrant as Specified in Charter)

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AMENDED SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Regulation 14C of the Securities Exchange Act

of 1934 as amended

Navitrak International Corporation

400 – 1190 Barrington Street

Halifax, Nova Scotia, Canada B3H 2R4

(800) 661-7830

April ____, 2007

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Navitrak International Corporation:

This Information Statement is being mailed on or about _______, 2007 to the stockholders of record of Navitrak International Corporation, a Nevada corporation, at the close of business on ______, 2007. This Information Statement is being sent to you for information purposes only. No action is requested on your part.

This Information Statement is being furnished by our board of directors to provide stockholders with information concerning:

1.

a 1-for-100 reverse split of our company's issued and outstanding common stock, whereby each holder of shares of our common stock will receive one (1) share of our common stock for every one hundred (100) shares of our common stock then owned;

2.	an amendment to our Articles of Incorporation to change the name of our company to VECTr Systems, Inc.

by written consent of the holders of a majority of the outstanding shares of our company’s common stock.

Our Board of directors and the holders of approximately 55.25% of the outstanding shares of our company’s common stock have approved, by written consent, both of the actions described above. Therefore, all required corporate approvals for these actions have been obtained. This Information Statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by Rule 14c-2 under the Securities Exchange Act of 1934.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

Robert Knight
President, Principal Executive Officer,
Director

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on _____, 2007 are entitled to notice of the information disclosed in this Information Statement. Our authorized securities consist of 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. As of March 31, 2007, there were 66,952,430 shares of common stock issued and outstanding held by 173 holders of record, and there were no shares of preferred stock outstanding. Each share of common stock entitles the holder thereof to one non-cumulative vote on all matters submitted to a vote of stockholders.

STOCKHOLDERS' RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions described in this Information Statement is authorized by Section 78.320(2) of the Nevada Revised Statutes. Section 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting, before or after the action, if a written consent thereto is signed by the stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the actions disclosed herein as quickly as possible in order to accomplish the purposes of our company, we chose to obtain the written consent of a majority of company’s voting power to approve the actions described in this Information Statement.

The actions described in this Information Statement cannot be taken until at least twenty days after this Information Statement has first been sent or given to our stockholders.

DISSENTERS' RIGHTS

The Nevada Revised Statutes do not provide for dissent rights in connection with any of the actions described in this Information Statement, and we will not provide stockholders with any such right independently.

EXPENSES

The costs of preparing, printing and mailing this Information Statement will be borne by our company.

ACCOUNTANTS

The name our current independent registered public accounting firm is BDO Dunwoody LLP.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO OF 1-FOR-100AND AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME

General

A.      On February 26, 2007, our board of directors unanimously approved, and they recommended that our stockholders approve, a reverse split of our common stock and a change of our company’s name to VECTr Systems, Inc. Our board of directors believe that both the reverse split and the change of name are in our company’s best interest primarily for the following reasons:

(a)

Our common shares are currently listed for quotation on the Pink Sheets. Since early November of 2006 the price for our common shares on the Pink Sheets has declined from approximately $1.00 to less than $0.10 on consistently low volume. In addition, as at December 31, 2006 we owed approximately $4,400,000 to creditors and our debt has continued to increase over the past year, primarily as a result of insufficient revenue from operations. We need to raise money in addition to operating revenue in order to maintain our existing operations and to repay debt that is past due. Although we believe that we can continue to expand our sales and increase our revenues, revenues from our current sales are not adequate to fund our current operating needs. We believe that without a significant infusion of additional capital there is very little hope that our company will be in a position to fund operations and service debt until revenues from operations reach ‘break even’. A recent effort to determine the level of interest of our existing European investor population in an offering of common shares at a discount to the current market price failed to produce any positive result and we have been unable to identify a source of additional capital. We believe that the combination of low share price and substantial debt have made our company unattractive to prospective investors.

(b)

Our single largest creditor is G.M. Capital Partners Ltd. G.M. Capital Partners Ltd. has provided us with advice and assistance in respect of, among other things, raising capital since we entered in to a written agreement with it in December of 2004. G.M. Capital Partners Ltd. has connections with European investors who have previously invested in our company. G.M. Capital Partners Ltd. is aware of both our need for additional capital and our inability to source it and has offered to help reorganize our capital structure in order to make our company more attractive to new investment. G.M. Capital Partners Ltd. has orally committed to help us sell between $3,000,000 and $7,000,000 worth of common shares at one dollar per share in a Regulation S offering but only if we first reorganize our capital structure in order to make our company more attractive to new investment. We believe, and G.M. Capital Partners Ltd. concurs, that our company would be more attractive to new investors if we were to roll-back the number of common shares that we have issued and outstanding. In addition, we believe that a roll-back will provide some incentive to one or more of our existing creditors to accept payment of their debt by way of common shares. Finally, we believe that a roll-back should help increase our share price in the short term, which may have the effect of increasing general interest in our common stock.

(c)

Recent sales have not been as successful as we had anticipated. We believe that this may be due primarily to a history of design, installation and reliability issues experienced by some of our prior customers with our legacy AeroNavitraker product. We have begun to arrange relationships with third parties whereby we hope to supplement sales of our legacy product with sales of other products. In this regard, we have begun to shift our business model to include the sale of products manufactured by others but sold by us either under the third party manufacturer’s brand name or under ‘private label’

arrangements. Our management believes that sales of these other products might be more successful if they were marketed and sold under a brand that is distinct from that of our legacy AeroNavitraker product. Primarily for this reason we have decided to change our name to VECTr Systems, Inc., although we currently intend to continue to sell our legacy product under the AeroNavitraker brand name. We chose the name VECTr Systems, Inc. for our new brand. This name does not, to our knowledge, have any history of its own, nor does it have any other connection to our company or any other person. The change of name does not signify any change in our business other than as described above.

B.      On March 2, 2007, the holders of 36,994,586 issued and outstanding shares of our common stock, constituting approximately 55.25% of our issued and outstanding shares of common stock on that date, approved both of these corporate changes.

The reverse stock split, when implemented, will not change the par value of our common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder who owns 100 or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as such stockholder did immediately prior to the reverse stock split. Each stockholder who owns less than 100 shares of our common stock will be rounded up to the next nearest whole share.

CONSENT REQUIRED

Approval of the reverse stock split and the amendment to our Articles of Incorporation required the consent of the holders of a majority of the outstanding shares of our common stock as of March 2, 2007, which our board of directors established as the record date for purposes of determining the identity of our stockholders entitled to vote on these matters. Holders of approximately 55.25% of the outstanding shares of our common stock as of March 2, 2007 have given their written consent to the reverse stock split and the amendment to our Articles of Incorporation, and, accordingly, the requisite approvals for these actions have been obtained. We do not need to, nor do we intend to, seek additional stockholder approval prior to the effectiveness of these actions. This Information Statement is being mailed to you solely for your information. We are not providing you with a proxy and you are not requested to send a proxy.

EFFECTIVENESS OF THE REVERSE STOCK SPLIT

Twenty one days after this Information Statement has first been sent or given to stockholders, the reverse stock split will automatically become effective. The number of authorized shares will not be decreased nor will the par value per share be increased.

AMENDMENT TO ARTICLES OF INCORPORATION

Approximately twenty days after this Information Statement has first been sent or given to stockholders, we will file an Amendment to our Articles of Incorporation changing the name of our company to VECTr Systems, Inc.

CERTAIN RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

The market price per new share of our common stock after the reverse stock split may not rise or remain constant in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of our common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

The reverse stock split will be effected simultaneously for all of our issued and outstanding common stock and the exchange ratio will be the same for all of our common stock. The reverse stock split will affect all of our common stockholders uniformly and will not affect any stockholder's percentage ownership interests in our company or proportionate voting power, except to the extent that the reverse stock split results in fractional shares being rounded up to the next whole share. See "Fractional Shares" below.

The principal effect of the reverse stock split will be to reduce the number of issued and outstanding shares of our common stock from 66,952,430 shares to approximately 669,525 shares and to increase the number of authorized but unissued shares of our common stock from 33,047,570 to 99,330,475.

Except as discussed in general in subparagraph (b) of Item A of this Information Statement, above, we do not have any current plans, proposals or arrangements to issue any of these additional shares.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Fractional Shares.

No scrip or fractional certificates will be issued in connection with the reverse stock split. Instead, any fractional share that results from the reverse stock split will be rounded up to the next whole share. This is being done to avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock as a result of the reverse stock split.

Authorized Shares.

As of March 2, 2007, we had 100,000,000 shares of common stock authorized and 66,952,430 shares of common stock issued and outstanding. Although the number of shares of common stock we are authorized to issue will not change as a result of the reverse stock split, the number of shares of our common stock issued and outstanding will be reduced from approximately 66,952,430 shares to approximately 669,525 shares. In addition, the number of unissued shares that we are authorized to issue will increase as a result of the reverse stock split, from 33,047,570 to 99,330,475.

Potential Anti-Takeover Effect.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split is not a response to any effort of which we are aware to accumulate our shares of common stock or obtain control of our company, nor is it part of a plan by our management to recommend a series of similar amendments to our board of directors and stockholders.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his or her particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their common stock as compensation). In addition, this summary is limited to stockholders that hold their common stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

We believe that the reverse stock-split will qualify as a “recapitalization” under Section 368(a)(1)(E) of the IRC or as a stock-for-stock exchange under Section 1036(a) of the Internal Revenue Code. As a result, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

Approximately twenty days after this Information Statement has first been sent or given to stockholders, we will file an amendment to our Articles of Incorporation in the form approved by our board of directors and the majority of our stockholders with the Secretary of State of the State of Nevada. The reverse stock split will automatically become effective twenty one days after this Information Statement has first been sent or given to stockholders. Beginning at the effective time, each certificate representing pre-reverse split common shares will be deemed for all corporate purposes to evidence ownership of post-reverse split common shares.

Our transfer agent is Allied Stock Transfer, 80 Orville Drive, Suite #100, Bohemia, N.Y. 11716 (Telephone: 631.327.0084; Facsimile: 631.567.0611). Our transfer agent is acting as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split common shares must surrender certificates representing pre-reverse split common shares for certificates representing post-reverse split common shares in accordance with the procedures set forth in the letter of transmittal accompanying this Information Statement. No new certificates for post-reverse split common shares will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Our company will pay all fees, including the transfer agent's fee, associated with certificate exchange and delivery.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S).

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO

MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since January 1, 2006, being the commencement of our last completed financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company;
2.	any proposed nominee for election as a director of our company; and
3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled "Security Ownership of Certain Beneficial Owners and Management". No director has advised that he intends to oppose the Amendments, as more particularly described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of March 31, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors, our chief executive officer and our four most highly compensated executive officers (other than our chief executive officer) as at December 31, 2005. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Robert Knight 114 West Magnolia Street, Suite 446, Bellingham, WA 98225	400,000(2)	*
Randle Barrington-Foote 114 West Magnolia Street, Suite 446, Bellingham, WA 98225	300,000(3)	*
Richard Brown Suite 1705 – 55 University Avenue Toronto, Ontario M5J 2H7	508,674(4)	*
Herbert M. Lustig 400 - 1190 Barrington Street Halifax, Nova Scotia, Canada B3H 2R4	750,000(5)	1.12%

Joel Strickland(6) 400 - 1190 Barrington Street Halifax, Nova Scotia, Canada B3H 2R4	1,325,000(7)	1.96%
G.M. Capital Partners Ltd.(8) 2, Rue Thalberg CP 1507 CH-1211 Geneve 1 Switzerland	36,416,412	54.39%
Directors and Executive Officers as a Group (5 people)	3,283,674	4.75%

*less than 1%

(1)

Based on 66,952,430 shares of common stock issued and outstanding as of March 31, 2007 and, as to a specific person, shares issuable pursuant to the exercise of share purchase warrants and options exercisable within 60 days. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Consists of fully vested options to acquire an aggregate of 400,000 shares of common stock.
(3)	Consists of fully vested options to acquire an aggregate of 300,000 shares of common stock.
(4)	Includes fully vested options to acquire an aggregate of 300,000 shares of common stock.
(5)	Consists of fully vested options to acquire an aggregate of 750,000 shares of common stock.
(6)

Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, Navitrak Engineering Incorporated, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to Mr. Strickland on May 18, 2006 will continue to be available to Mr. Strickland until they expire on December 31, 2010.

(7)	Includes fully vested options to acquire an aggregate of 500,000 shares of common stock.
(8)

Includes 35,016,412 common shares and 1,400,000 common shares issuable upon exercise of share purchase warrants but excludes 3,000,000 share purchase warrants which have not yet vested. J. A. Michie, the Managing Director of G.M. Capital Partners Ltd., and Marc Angst, a director of G.M. Capital Partners Ltd., exercise dispositive and voting power with respect to the shares of our common stock that are beneficially owned by G.M. Capital Partners Ltd.

Changes in Control

On February 27, 2007, G.M. Capital Partners Ltd. purchased 35,000,000 shares of our common stock for a purchase price of $350,000, or $0.01 per share. Payment was made by way of a reduction in the principal balance of debt owed by our company to G.M. Capital Partners Ltd. After this reduction, our company still owes to G.M. Capital Partners Ltd. the sum of approximately $717,867. Upon completion of this share purchase, G.M. Capital Partners Ltd. became the registered owner of 35,016,412 shares of our common stock entitled to cast approximately 52.3% of the votes that may be cast by holders of issued and outstanding shares of our common stock. J.A. Michie, the Managing Director of G.M. Capital

Partners Ltd., and Marc Angst, a director of G.M. Capital Partners Ltd., exercise dispositive and voting power with respect to the securities of our company that are registered in the name of G.M. Capital Partners Ltd.

We are unaware of any other contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

MARKET FOR OUR COMMON STOCK

Shares of our common stock are currently quoted on the over-the-counter market maintained by Pink Sheets LLC (www.pinksheets.com) under the trading symbol “NVKI”.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Navitrak International Corporation has duly caused this report to be signed by the undersigned hereunto authorized.

April ___, 2007

NAVITRAK INTERNATIONAL CORPORATION

By:
Robert Knight
President, Principal Executive Officer,